Home Bancorp Announces 2013 Second Quarter Results

LAFAYETTE, La., July 23, 2013 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the "Bank"), announced net income of $1.2 million for the second quarter of 2013, a decrease of $618,000, or 33%, compared to the first quarter of 2013 and a decrease of $509,000, or 29%, compared to the second quarter of 2012. Diluted earnings per share were $0.18 for the second quarter of 2013, a decrease of $0.08, or 31%, compared to the first quarter of 2013 and a decrease of $0.06, or 25%, compared to the second quarter of 2012.

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"Second quarter performance was significantly impacted by the write down of one problem loan relationship in our Baton Rouge market," stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. "We remain committed to early identification of problem loans and are working aggressively to resolve nonperforming assets as quickly as the legal process allows."

"While we had a relatively strong quarter of loan production," added Mr. Bordelon, "the effect was muted by anticipated reductions in our Covered Loan portfolio."

Loans and Credit Quality

Loans totaled $675.9 million at June 30, 2013, a decrease of $2.7 million, or 0.4%, from March 31, 2013, and a decrease of $3.9 million, or 0.6%, from June 30, 2012. During the second quarter, decreases in residential mortgage loans (down $5.0 million), multi-family loans (down $1.6 million) and construction and land loans (down $3.0 million) were largely offset by increases in commercial and industrial loans (up $7.0 million). Loans covered under loss sharing agreements with the FDIC ("Covered Loans") totaled $27.4 million as of June 30, 2013, a decrease of $14.2 million, or 34.1%, compared to March 31, 2013. The decrease in Covered Loans was primarily the result of principal repayments.

The following table sets forth the composition of the Company's loan portfolio (including Covered Loans) as of the dates indicated.

	June 30,	December 31,	Increase/(Decrease)
(dollars in thousands)	2013	2012	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$181,243	$177,816	$3,427	2%
Home equity loans and lines	37,950	40,425	(2,475)	(6)
Commercial real estate	250,786	252,805	(2,019)	(1)
Construction and land	71,269	75,529	(4,260)	(6)
Multi-family residential	16,875	19,659	(2,784)	(14)
Total real estate loans	558,123	566,234	(8,111)	(1)
Other loans:
Commercial and industrial	81,377	72,253	9,124	13
Consumer	36,419	34,641	1,778	5
Total other loans	117,796	106,894	10,902	10
Total loans	$675,919	$673,128	$2,791	0%

Nonperforming assets ("NPAs"), which include $9.7 million in assets covered under loss sharing agreements with the FDIC ("Covered Assets") and $12.2 million in assets acquired from GS Financial Corp. ("GSFC"), totaled $27.5 million at June 30, 2013, a decrease of $2.9 million compared to March 31, 2013 and a decrease of $2.8 million compared to June 30, 2012. The ratio of total NPAs to total assets was 2.83% at June 30, 2013, compared to 3.12% at March 31, 2013 and 3.06% at June 30, 2012. Excluding acquired assets, the ratio of NPAs to total assets was 0.68% at June 30, 2013, compared to 0.80% at March 31, 2013 and 0.90% at June 30, 2012.

The Company recorded net loan charge-offs of $1.8 million during the second quarter of 2013, compared to net loan charge-offs of $165,000 in the first quarter of 2013 and $1.7 million in the second quarter of 2012. The increase in net charge-offs for the second quarter of 2013 resulted primarily from a $1.7 million charge-off on a $1.9 million accounts receivable line of credit which was downgraded and placed on nonaccrual status during the quarter.

The Company's provision for loan losses for the second quarter of 2013 was $2.2 million, compared to $520,000 for the first quarter of 2013 and $1.2 million for the second quarter of 2012. The elevated level of provision during the second quarter of 2013 relates primarily to the accounts receivable line of credit mentioned above.

The ratio of allowance for loan losses to total loans was 0.90% at June 30, 2013 compared to 0.84% and 0.78% at March 31, 2013 and June 30, 2012, respectively. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.08% at June 30, 2013 compared to 1.05% at March 31, 2013 and June 30, 2012.

Investment Securities Portfolio

The Company's investment securities portfolio totaled $155.9 million at June 30, 2013, a decrease of $3.8 million, or 2%, from March 31, 2013, and an increase of $752,000, or 1%, from June 30, 2012. At June 30, 2013, the Company had a net unrealized gain position on its investment securities portfolio of $1.4 million, compared to net unrealized gains of $4.6 million and $4.1 million at March 31, 2013 and June 30, 2012, respectively. The decrease in the unrealized gain primarily reflects the increasing market interest rates. The investment securities portfolio had a modified duration of 4.2 years at June 30, 2013, compared to 3.7 and 3.6 years at March 31, 2013 and June 30, 2012, respectively.

During the second quarter of 2013, the Company sold five securities with an aggregate book value of $7.3 million and realized an aggregate gain of $428,000 on the transactions.

Deposits

During the second quarter of 2013, core deposits (i.e., checking, savings and money market accounts) increased $12.5 million, or 2%, from March 31, 2013, and increased $50.7 million, or 10%, from June 30, 2012. Total deposits were $777.2 million at June 30, 2013, a decrease of $4.1 million, or 1%, from March 31, 2013, and a decrease of $2.0 million, or 0.3%, from June 30, 2012.

The following table sets forth the composition of the Company's deposits at the dates indicated.

	June 30,	December31,	Increase / (Decrease)
(dollars in thousands)	2013	2012	Amount	Percent
Demand deposit	$180,376	$152,462	$27,914	18%
Savings	54,395	51,515	2,880	6
Money market	193,725	191,191	2,534	1
NOW	125,344	123,294	2,050	2
Certificates of deposit	223,396	252,967	(29,571)	(12)
Total deposits	$777,236	$771,429	$5,807	1%

Share Repurchases

The Company completed its July 2012 share repurchase program at the beginning of June 2013. Under the July 2012 program, the Company acquired 383,598 shares of the Company's common stock at an average price of $17.68 per share.

On June 7, 2013, the Company announced the commencement of a new share repurchase program (the "June 2013 program"). Under the June 2013 program, the Company may purchase up to 370,000 shares, or approximately 5%, of the Company's outstanding common stock. Under the June 2013 program, the Company purchased 157,700 shares of its common stock during the second quarter of 2013 at an average price per share of $17.88. As of July 17, 2013, the Company has purchased 176,300 shares under the June 2013 plan at an average price per share of $17.95; hence, an additional 193,700 shares remain eligible for purchase under the plan. The tangible book value per share of the Company's common stock was $19.06 at June 30, 2013.

Net Interest Income

Net interest income for the second quarter of 2013 totaled $9.9 million, an increase of $79,000, or 1%, compared to the first quarter of 2013, and a decrease of $38,000, or 0.4%, compared to the second quarter of 2012. The modest increase in net interest income in the second quarter of 2013 compared to the first quarter of 2013 was due largely to lower average yields paid on interest-bearing liabilities. The decline in net interest income in the second quarter of 2013 compared to the second quarter of 2012 was due largely to lower loan interest income as a result of lower average yields earned on loans, reflecting the continuing low interest rate environment as well as the effects of competition for loans in our marketplace.

The Company's net interest margin was 4.59% for the second quarter of 2013, four basis points lower than the first quarter of 2013 and seven basis points lower than the second quarter of 2012. The decrease in the net interest margin related primarily to lower loan yields.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 35%.

	For the Three Months Ended
	June 30, 2013		March 31, 2013		June 30, 2012
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$683,394	5.86%	$675,435	5.98%	$674,244	6.12%
Investment securities (TE)	154,523	2.11	153,958	2.15	152,916	2.24
Other interest-earning assets	28,153	0.46	28,753	0.44	26,504	0.53
Total interest-earning assets	$866,070	5.01	$858,146	5.11	$853,664	5.25

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$372,613	0.26	$369,594	0.30	$329,371	0.39
Certificates of deposit	231,824	0.97	245,421	1.01	276,800	1.11
Total interest-bearing deposits	604,437	0.53	615,015	0.58	606,171	0.72
FHLB advances	50,734	0.96	41,243	1.39	73,488	0.97
Total interest-bearing liabilities	$655,171	0.56	$656,258	0.63	$679,659	0.75

Net interest spread (TE)		4.45%		4.48%		4.50%
Net interest margin (TE)		4.59%		4.63%		4.66%

Noninterest Income

Noninterest income for the second quarter of 2013 totaled $2.2 million, an increase of $416,000, or 23%, compared to the first quarter of 2013 and an increase of $297,000, or 16%, compared to the second quarter of 2012. The increase in noninterest income in the second quarter of 2013 compared to the first quarter of 2013 resulted primarily from increases in gains on the sale of securities (up $428,000), bank card fees (up $40,000) and service fees and charges (up $33,000), which were partially offset by a decrease in gains on the sale of mortgage loans (down $122,000).

The increase in noninterest income in the second quarter of 2013 compared to the second quarter of 2012 resulted primarily from higher gains on the sale of securities (up $369,000), which was partially offset by decreases in discount accretion on the FDIC loss sharing receivable (down $64,000), bank card fees (down $30,000) and income from bank-owned life insurance (down $13,000).

Noninterest Expense

Noninterest expense for the second quarter of 2013 totaled $8.0 million, a decrease of $282,000, or 3%, compared to the first quarter of 2013 and a decrease of $29,000, or 0.4%, compared to the second quarter of 2012. The decrease in noninterest expense in the second quarter of 2013 compared to the first quarter of 2013 resulted primarily from lower foreclosed asset expenses (down $210,000 primarily due to a gain of $194,000 recorded on a disposed asset), compensation and benefits expenses (down $216,000) and marketing and advertising expenses (down $67,000), which were partially offset by higher other expenses (up $169,000 primarily due to penalties incurred in prepaying long-term FHLB borrowings), occupancy expenses (up $51,000) and forms, printing and supplies expenses (up $29,000).

The decrease in noninterest expense in the second quarter of 2013 compared to the second quarter of 2012 resulted primarily from lower foreclosed asset expenses (down $275,000), which was partially offset by higher other expenses (up $151,000) and Louisiana shares taxes (up $97,000).

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes loans acquired from the FDIC and GSFC. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company's financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2012, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30,	June 30,	%	March 31,	December 31,
	2013	2012	Change	2013	2012
Assets
Cash and cash equivalents	$ 51,957,884	$ 51,694,432	1%	$ 48,271,579	$ 39,539,366
Interest-bearing deposits in banks	3,284,000	4,509,000	(27)	3,529,000	3,529,000
Investment securities available for sale, at fair value	150,387,103	152,718,411	(2)	158,264,273	157,255,828
Investment securities held to maturity	5,505,716	2,422,574	127	1,463,543	1,665,184
Mortgage loans held for sale	4,229,298	4,832,498	(12)	4,373,926	5,627,104
Loans covered by loss sharing agreements	27,350,973	46,827,556	(42)	41,533,637	45,764,397
Noncovered loans, net of unearned income	648,568,074	632,944,049	2	637,044,534	627,363,937
Total loans	675,919,047	679,771,605	(1)	678,578,171	673,128,334
Allowance for loan losses	(6,093,556)	(5,314,386)	15	(5,674,179)	(5,319,235)
Total loans, net of allowance for loan losses	669,825,491	674,457,219	(1)	672,903,992	667,809,099
FDIC loss sharing receivable	15,065,655	22,827,051	(34)	15,658,092	15,545,893
Office properties and equipment, net	30,473,517	30,618,073	-	30,540,350	30,777,184
Cash surrender value of bank-owned life insurance	17,523,536	17,033,380	3	17,405,985	17,286,434
Accrued interest receivable and other assets	23,511,646	27,402,864	(14)	24,614,631	23,891,172
Total Assets	$ 971,763,846	$ 988,515,502	(2)	$ 977,025,371	$ 962,926,264

Liabilities
Deposits	$ 777,236,290	$ 779,233,938	-%	$ 781,335,468	$ 771,429,335
Federal Home Loan Bank advances	52,500,000	54,874,645	(4)	49,346,176	46,256,805
Accrued interest payable and other liabilities	3,868,422	15,375,621	(75)	3,225,771	3,666,264
Total Liabilities	833,604,712	849,484,204	(2)	833,907,415	821,352,404

Shareholders' Equity
Common stock	89,563	89,453	-%	89,534	89,506
Additional paid-in capital	91,309,237	90,069,141	1	91,458,193	90,986,820
Treasury stock	(27,187,845)	(17,208,855)	58	(22,390,786)	(21,719,954)
Common stock acquired by benefit plans	(6,487,467)	(7,666,096)	(15)	(7,358,139)	(7,455,669)
Retained earnings	79,540,747	71,058,483	12	78,297,156	76,435,222
Accumulated other comprehensive income	894,899	2,689,172	(67)	3,021,998	3,237,935
Total Shareholders' Equity	138,159,134	139,031,298	(1)	143,117,956	141,573,860
Total Liabilities and Shareholders' Equity	$ 971,763,846	$ 988,515,502	(2)	$ 977,025,371	$ 962,926,264

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Six Months Ended
	June 30,		%	June 30,		%
	2013	2012	Change	2013	2012	Change
Interest Income
Loans, including fees	$ 10,067,629	$ 10,383,044	(3)%	$ 20,140,379	$ 20,754,401	(3)%
Investment securities	752,159	812,148	(7)	1,523,210	1,671,631	(9)
Other investments and deposits	32,299	35,068	(8)	63,606	69,466	(8)
Total interest income	10,852,087	11,230,260	(3)	21,727,195	22,495,498	(3)

Interest Expense
Deposits	799,667	1,084,579	(26)%	1,680,680	2,216,427	(24)%
Federal Home Loan Bank advances	122,517	177,766	(31)	266,196	358,602	(26)
Total interest expense	922,184	1,262,345	(27)	1,946,876	2,575,029	(24)
Net interest income	9,929,903	9,967,915	-	19,780,319	19,920,469	(1)
Provision for loan losses	2,247,802	1,160,326	94	2,768,193	1,872,226	48
Net interest income after provision for loan losses	7,682,101	8,807,589	(13)	17,012,126	18,048,243	(6)

Noninterest Income
Service fees and charges	579,594	583,916	(1)%	1,125,941	1,153,858	(2)%
Bank card fees	454,123	484,408	(6)	868,515	952,692	(9)
Gain on sale of loans, net	426,442	417,934	2	974,861	744,105	31
Income from bank-owned life insurance	117,551	130,927	(10)	237,102	262,206	(10)
Gain on the sale of securities, net	428,200	59,079	625	428,200	59,247	623
Discount accretion of FDIC loss sharing receivable	111,649	175,622	(36)	223,848	353,131	(37)
Other income	78,766	47,773	65	118,132	74,335	59
Total noninterest income	2,196,325	1,899,659	16	3,976,599	3,599,574	10

Noninterest Expense
Compensation and benefits	4,880,129	4,826,649	1%	9,976,347	9,522,358	5%
Occupancy	759,939	702,003	8	1,468,725	1,396,945	5
Marketing and advertising	172,327	184,890	(7)	411,523	336,364	22
Data processing and communication	626,156	666,999	(6)	1,267,671	1,339,340	(5)
Professional fees	193,506	255,483	(24)	406,252	487,736	(17)
Forms, printing and supplies	136,023	140,449	(3)	242,796	266,715	(9)
Franchise and shares tax	272,960	175,651	55	546,580	351,302	56
Regulatory fees	219,635	213,018	3	442,884	411,175	8
Foreclosed assets, net	(32,185)	242,726	(113)	145,758	510,724	(71)
Other expenses	785,588	635,046	24	1,401,859	1,229,077	14
Total noninterest expense	8,014,078	8,042,914	-	16,310,395	15,851,736	3
Income before income tax expense	1,864,348	2,664,334	(30)	4,678,330	5,796,081	(19)
Income tax expense	620,757	911,659	(32)	1,572,805	1,982,948	(21)
Net income	$ 1,243,591	$ 1,752,675	(29)	$ 3,105,525	$ 3,813,133	(19)

Earnings per share - basic	$ 0.19	$ 0.25	(24)%	$ 0.46	$ 0.55	(16)%
Earnings per share - diluted	$ 0.18	$ 0.24	(25)	$ 0.44	$ 0.53	(17)

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	June 30,		%	Months Ended	%
	2013	2012	Change	March 31, 2013	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$ 10,852	$ 11,230	(3)%	$ 10,875	-%
Total interest expense	922	1,262	(27)	1,025	(10)
Net interest income	9,930	9,968	-	9,850	1
Provision for loan losses	2,248	1,160	94	520	332
Total noninterest income	2,196	1,900	16	1,780	23
Total noninterest expense	8,014	8,043	-	8,296	(3)
Income tax expense	621	912	(32)	952	(35)
Net income	$ 1,243	$ 1,753	(29)	$ 1,862	(33)

AVERAGE BALANCE SHEET DATA
Total assets	$ 967,683	$963,270	-%	$ 961,542	1%
Total interest-earning assets	866,070	853,664	1	858,146	1
Total loans	683,394	674,244	1	675,435	1
Total interest-bearing deposits	604,437	606,171	-	615,015	(2)
Total interest-bearing liabilities	655,171	679,659	(4)	656,258	-
Total deposits	771,868	747,148	3	775,937	(1)
Total shareholders' equity	143,708	139,113	3	143,113	-

SELECTED RATIOS (1)
Return on average assets	0.51%	0.73%	(30)%	0.77%	(34)%
Return on average equity	3.46	5.04	(31)	5.20	(33)
Efficiency ratio (2)	66.09	67.77	(2)	71.33	(7)
Average equity to average assets	14.85	14.44	3	14.88	-
Tier 1 leverage capital ratio(3)	13.85	12.72	9	13.70	1
Total risk-based capital ratio(3)	22.14	20.70	7	22.11	-
Net interest margin (4)	4.59	4.66	(2)	4.63	(1)

PER SHARE DATA
Basic earnings per share	$ 0.19	$0.25	(24)%	$ 0.28	(32)%
Diluted earnings per share	0.18	0.24	(25)	0.26	(31)
Book value at period end	19.35	18.07	7	19.33	-
Tangible book value at period end	19.06	17.76	7	19.03	-

PER SHARE DATA
Shares outstanding at period end	7,141,691	7,693,769	(7)%	7,405,767	(4)%
Weighted average shares outstanding
Basic	6,652,097	6,972,170	(5)%	6,748,752	(1)%
Diluted	6,963,570	7,234,806	(4)	7,099,544	(2)

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 35%.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION

	June 30, 2013			March 31, 2013			June 30, 2012
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)
CREDIT QUALITY(1) (2)
Nonaccrual loans	$ 6,949	$ 16,938	$ 23,887	$ 8,105	$ 15,225	$ 23,330	$9,585	$15,842	$ 25,427
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	6,949	16,938	23,887	8,105	15,225	23,330	9,585	15,842	25,427
Other real estate owned	2,755	888	3,643	3,517	3,612	7,129	3,244	1,623	4,867
Total nonperforming assets	9,704	17,826	27,530	11,622	18,837	30,459	12,829	17,465	30,294
Performing troubled debt restructurings	321	532	853	297	482	779	20	831	851
Total nonperforming assets and troubled
debt restructurings	$ 10,025	$ 18,358	$ 28,383	$ 11,919	$ 19,319	$ 31,238	$ 12,849	$ 18,296	$ 31,145

Nonperforming assets to total assets			2.83%			3.12%			3.06%
Nonperforming loans to total assets			2.46			2.39			2.57
Nonperforming loans to total loans			3.53			3.44			3.74
Allowance for loan losses to nonperforming assets			22.13			18.63			17.54
Allowance for loan losses to nonperforming loans			25.51			24.32			20.90
Allowance for loan losses to total loans			0.90			0.84			0.78

Year-to-date loan charge-offs			$ 2,030			$ 189			$ 1,684
Year-to-date loan recoveries			37			24			22
Year-to-date net loan charge-offs			$ 1,993			$ 165			$ 1,662
Annualized YTD net loan charge-offs to total loans			0.59%			0.10%			0.49%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information includes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as "Covered" assets. All other assets are referred to as "Noncovered".

CONTACT: John W. Bordelon, President and CEO (337) 237-1960